UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 23, 2015

THE LGL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-106	38-1799862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Shader Road, Orlando, FL		32804
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code: (407) 298-2000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 23, 2015, The LGL Group, Inc. (the "Company") appointed Robert Mamazza, Jr., Ph.D., to serve as the Company's Vice President and Chief Operating Officer. Prior to joining the Company, Dr. Mamazza, age 45, served as the Chief Technology Officer for Evatec Advanced Technologies AG from January 2015 through July 2015. Evatec, based in Switzerland, is a leading manufacturer of high performance optical, optoelectronic and semiconductor devices. From July 2012 to January 2015, he served as the Chief Technology Officer for Oerlikon Advanced Technologies AG, which was acquired by Evatec in early 2015. From February 2010 to July 2012, Dr. Mamazza served as the Head of Research and Development for Oerlikon Systems, a manufacturer of fully automated, precision PVD equipment for the semiconductor, LED, MEMS and data storage industries. Dr. Mamazza attended the University of South Florida where he received his Ph.D. in Engineering Science in Electrical Engineering. He also studied emerging markets and finance at the Universität St. Gallen, Switzerland and the Oxford Saïd Business School, England, respectively. Dr. Mamazza is employed by the Company on an "at will" basis, receives an annual base salary of $170,000, and is eligible to receive annual bonuses at the discretion of the Compensation Committee of the Company's Board of Directors.
Item 8.01.	Other Events.
On November 24, 2015, the Company issued a press release announcing Dr. Mamazza's appointment as Chief Operating Officer. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.
Item 9.01.                          Financial Statements and Exhibits.
(d)            Exhibits
Exhibit No.	Description
99.1	Press release dated November 24, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 30, 2015	THE LGL GROUP, INC.

	By:	/s/ Patti A. Smith
		Name:	Patti A. Smith
		Title:	Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release dated November 24, 2015.